FOR IMMEDIATE RELEASE

August 8, 2008

Contact: Rosemarie Faccone

    or Susan Jordan

    732-577-9997

UMH PROPERTIES, INC. REPORTS SIX-MONTH EARNINGS

FREEHOLD, NJ, August 8, 2008........UMH Properties, Inc. (AMEX:UMH) reported net income of $1,511,000 or $0.14 for the three months ended June 30, 2008, as compared to $1,928,000 or $0.18 for the three months ended June 30, 2007, and $1,206,000 or $0.11 a share for the six months ended June 30, 2008, as compared to $2,766,000 or $0.27 a share for the six months ended June 30, 2007.

A summary of significant financial information for the three months and six months ended June 30, 2008 and 2007 is as follows:

   For the Three Months Ended

	6/30/08	6/30/07

Total Revenues	$10,459,000	$11,351,000
Total Expenses	$8,973,000	$9,457,000
Net Income	$1,511,000	$1,928,000
Net Income per Share	$.14	$.18
FFO (1)	$2,504,000	$2,782,000
FFO per Share (1)	$.23	$.27
Weighted Average Shares Outstanding	10,856,000	10,491,000

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  For the Six Months Ended

	6/30/08	6/30/07

Total Revenues	$18,775,000	$20,151,000
Total Expenses	$17,589,000	$17,452,000
Net Income	$1,206,000	$2,766,000
Net Income per Share	$.11	$.27
FFO (1)	$3,218,000	$4,475,000
FFO per Share (1)	$.30	$.43
Weighted Average Shares Outstanding	10,812,000	10,428,000

(1)  Non-GAAP Information:  Funds from Operations (FFO) is defined as net income excluding gains (or losses) from sales of depreciable assets, plus depreciation.  FFO per share is defined as FFO divided by the weighted average shares outstanding.  FFO and FFO per share should be considered as supplemental measures of operating performance used by real estate investment trust (REITs).  FFO and FFO per share exclude historical cost depreciation as an expense and may facilitate the comparison of REITs which have different cost bases.  The items excluded from FFO and FFO per share are significant components in understanding and assessing the Company’s financial performance.  FFO and FFO per share (1) do not represent cash flow from operations as defined by generally accepted accounting principles; (2) should not be considered as alternatives to net income or net income per share as measures of operating performance or to cash flows from operating, investing and financing activities; and (3) are not alternatives to cash flow as a measure of liquidity.  FFO and FFO per share, as calculated by the Company, may not be comparable to similarly entitled measures reported by other REITs.

The Company’s FFO for the three and six months ended June 30, 2008 and 2007 is calculated as follows:

	Three Months		Six Months
	6/30/08	6/30/07	6/30/08	6/30/07

Net Income	$1,511,000	$1,928,000	$1,206,000	$2,766,000
Gain on Sales of Depreciable Assets	(25,000)	(35,000)	(20,000)	(67,000)
Depreciation Expense	1,018,000	889,000	2,032,000	1,776,000

FFO	$2,504,000	$2,782,000	$3,218,000	$4,475,000

The following are the cash flows provided (used) by operating, investing and financing activities for the six months ended June 30, 2008 and 2007:

	6/30/08	6/30/07

Operating Activities	$5,044,000	($1,060,000)
Investing Activities	(7,977,000)	(1,811,000)
Financing Activities	3,175,000	2,331,000

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Included in net income and funds from operations for the six months ended June 30, 2008, are:  a non-cash writedown of $302,000 for a stock investment that has declined in price, a non-cash increase to interest expense of $134,000 due to the change in fair value of our interest rate swap agreements, and a $304,000 loss which was taken on derivative positions in U.S. treasuries intended to hedge against rising interest rates.  The Company has terminated the derivative positions in U.S. treasuries.  These three items negatively impacted earnings by approximately $0.07 per share.

Samuel A. Landy, President, stated, “While the anticipated resurgence in sales for affordable manufactured housing has been slow in coming, there are signs that the housing cycle is changing in ways that will benefit UMH. Conventional new housing starts and conventional homeownership rates are falling considerably. We are experiencing increased demand for rentals in the wake of the housing crisis and are increasing our rental homes with the long-term goal of converting these renters into new home buyers. Over the past six months, we have increased our occupied rentals by 42 units and our portfolio occupancy has remained stable at 81%. The recently signed Housing and Economic Recovery Act of 2008 contains several provisions that should benefit our property type. These provisions include: a $7,500 tax credit for first-time homebuyers, a 40% increase in the loan limit for chattel type loans, and a ‘duty to serve’ the manufactured housing sector from the GSEs. While the housing bill should provide tangible benefits for manufactured home community owners, we believe the primary driver of increased demand for affordable housing remains the return to disciplined lending standards.”

UMH Properties, Inc., a publicly-owned real estate investment trust, owns and operates twenty-eight manufactured home communities located in New Jersey, New York, Pennsylvania, Ohio and Tennessee.   In addition, the Company owns a portfolio of REIT securities.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. Factors and risks that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

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